Exhibit 10.35.10

TENTH AMENDMENT TO MASTER REPURCHASE AGREEMENT

Dated as of April 30, 2019

Between:

LOANDEPOT.COM, LLC, as Seller

and

JPMORGAN CHASE BANK, N.A., as Buyer

The Parties have agreed to amend (for the tenth time) the Master Repurchase Agreement dated June 3, 2016 between them (the “Original MRA”, as amended by the First Amendment to Master Repurchase Agreement dated October 19, 2016, the 12/16 Rewarehousing Letter Agreement, the Second Amendment to Master Repurchase Agreement dated February 28, 2017, the Third Amendment to Master Repurchase Agreement dated June 2, 2017, the Fourth Amendment to Master Repurchase Agreement dated August 31, 2017, the Fifth Amendment to Master Repurchase Agreement dated October 30, 2017, the Sixth Amendment to Master Repurchase Agreement dated November 10, 2017, the Seventh Amendment to Master Repurchase Agreement dated August 30, 2018, the Eighth Amendment to Master Repurchase Agreement dated October 15, 2018 and the Ninth Amendment to Master Repurchase Agreement November 30, 2018 the “Amended MRA”, and as amended hereby and as further supplemented, amended or restated from time to time, the “MRA”), to extend the latest Termination Date, modify the Adjusted Leverage Ratio and profitability covenants and related definitions and revise the limits on distributions provisions.

All capitalized terms used in the Amended MRA and used, but not defined differently, in this amendment have the same meanings here as there. The Sections of this Amendment are numbered to correspond to the numbering of the respective Sections of the Amended MRA amended hereby.

2. Definitions; Interpretation

(a) Definitions.

A. The following definitions are amended to read respectively as follows:

“Adjusted Leverage Ratio” means, on any day, the ratio of (x) Seller’s Debt (and, if applicable, its Subsidiaries, on a consolidated basis) on that day, including off balance sheet financings but excluding Seller’s Debt under the Credit Agreement dated August 3, 2017 (the “Magnetar Credit Agreement”) among Seller, as the Company, U.S. Bank National Association, as the Paying Agent, and the Lenders from time to time party thereto, providing for loans in the aggregate amount of Two Hundred Fifty Million Dollars ($250,000,000) due August 3, 2022, to (y) Seller’s Adjusted Tangible Net Worth on that day plus the then-unpaid principal balance of all Qualified Subordinated Debt of Seller and its Subsidiaries.

“Adjusted Tangible Net Worth” means, with respect to Seller and its Subsidiaries on a consolidated basis on any day, an amount equal to:

(i) the Tangible Net Worth of Seller and its Subsidiaries on a consolidated basis on that day;

plus

(ii) the lesser of (x) one and one-fourth percent (1.25%) of the Outstanding Principal Balances of all Mortgage Loans for which Seller and its Subsidiaries own the Servicing Rights and (y) the capitalized value of Seller’s and its Subsidiaries’ Servicing Rights on that day;

minus	(iii) the book value of Mortgage Loans held by Seller and its Subsidiaries for investment purposes net of their reserves against Mortgage Loan investment losses on that day;

plus

(iv) the lesser of (x) the amount subtracted pursuant to clause (iv) immediately above and (y) fifty percent (50%) of the sum of the Outstanding Principal Balances of Mortgage Loans then held by Seller and its Subsidiaries for investment purposes;

minus	(v) fifty percent (50%) of the book value of REO Property held by Seller and its Subsidiaries net of their reserves against REO Property losses on that day;

minus

(vi) without duplication of the amounts deducted above or in the definition of Tangible Net Worth, fifty percent (50%) of the book value of other illiquid investments held by Seller and its Subsidiaries net of their reserves against other illiquid investments on that day.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C to the Tenth Amendment to MRA, completed, executed by the chief financial officer, chief accounting officer or controller of Seller and submitted to Buyer.

“Debt” means, with respect to any Person, on any day (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) that, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date, and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services; provided that, for purposes of this Agreement, there shall be excluded from Debt on any day trade accounts payable, loan loss reserves, deferred taxes arising from capitalized excess service fees and operating leases.

“Termination Date” means the earliest of (i) the Business Day, if any, that Seller designates as the Termination Date by written notice given to the Buyer at least thirty (30) days before such date, (ii) the Business Day, if any, that Buyer designates as the Termination Date by written notice given to Seller at least sixty (60) days before such date, (iii) the date of declaration of the Termination Date pursuant to Section 12(b)(i) and (iv) November 29, 2019.

B. The definition of “Permitted Dividends”, which term is not used in the Amended MRA, is deleted (the definition of “Permitted Tax Distribution” which was embedded in the definition of “Permitted Dividends”, as revised in the Ninth Amendment to Master Repurchase Agreement, is added back by Clause C immediately below).

C. The following new definitions are added to Section 2(a), in alphabetical order:

“Income” means, for any period, the operating income (or loss) of Seller and its consolidated Subsidiaries for such period as determined in accordance with GAAP; provided that mark-to-market adjustments to Seller’s Servicing Rights recorded at fair value, shall be excluded from the calculation of Income.

“Permitted Tax Distribution” means, as to any taxable period of Seller for which Seller, if a corporation, makes an S corporation election, or if a multi-member limited liability company or a partnership, does not makes an election with the Internal Revenue Service to be treated as a corporation, an annual or quarterly distribution necessary to enable each shareholder, partner or member, as applicable, of Seller to pay income taxes attributable to such shareholder, partner or member resulting solely from such shareholder’s, partner’s or member’s allocated share of income of Seller for such period, including any taxable income or gain resulting from Seller’s acquisition of iMortgage.com, Inc.

“Tenth Amendment to MRA” means the Tenth Amendment to Master Repurchase Agreement dated April 30, 2019 between the parties.

11. Seller’s Covenants

A. Section 11(i) is amended in its entirety to read as follows:

(i) Seller shall not declare, make or pay, or incur any liability to declare, make or pay, any Permitted Tax Distribution or other dividend or distribution (other than stock dividends), direct or indirect, on or on account of any shares of its stock (or equivalent equity interest) or any redemption or other acquisition, direct or indirect, of any shares of its stock (or equivalent equity interest) or of any warrants, rights or other options to purchase any shares of its stock (or equivalent equity interest), nor purchase, acquire, redeem or retire any stock (or equivalent equity interest) in itself, whether now or hereafter outstanding, without the prior written consent of Buyer if (i) Seller’s net income before taxes for the calendar quarter immediately preceding the current quarter is less than One Dollar ($1), in which case Buyer’s consent shall not be unreasonably withheld, or (ii) any Default or Event of Default described in Subsection 12(a)(i) (payment), Section 11(v) (Financial Covenants), Section 11(q) (Hedging Arrangements) or Subsection 12(a)(x) (other Debt of $1,000,000 or more to Buyer or Buyer’s Affiliate), shall have occurred and be continuing, in which case Buyer’s consent may be granted or withheld in Buyer’s sole discretion.

(ii) Seller shall not declare, make or pay, or incur any liability to declare, make or pay, any dividend or other distribution other than stock dividends and Permitted Tax Distributions, direct or indirect, on or on account of any shares of its stock (or equivalent equity interest) or any redemption or other acquisition, direct or indirect, of any shares of its stock (or equivalent equity interest) or of any warrants, rights or other options to purchase any shares of its stock (or equivalent equity interest), nor purchase, acquire, redeem or retire any stock (or equivalent equity interest) in itself, whether now or hereafter outstanding, without the prior written consent of Buyer if any Default or Event of Default other than those referred to in Subsection 11(i)(i) shall have occurred and be continuing, in which case Buyer’s consent shall not be unreasonably withheld.

B. Section 11(v)(ii) is amended to read as follows:

(ii) Minimum Adjusted Tangible Net Worth. Seller shall not permit the Adjusted Tangible Net Worth of Seller (and, if applicable, its Subsidiaries, on a consolidated basis), computed as of the end of each calendar month, to be less than One Hundred Fifty Million Dollars ($150,000,000).

C. Section 11(v)(iv) is amended to read as follows:

(iv) Maintenance of Available Warehouse Facilities. Seller shall maintain at all times Available Warehouse Facilities from buyers and lenders other than Buyer such that the Available Warehouse Facility under this Agreement constitutes no more than fifty percent (50%) of Seller’s aggregate Available Warehouse Facilities.

D. Section 11(v)(v) is amended to read as follows:

(v) Income. Seller shall not permit its net operating loss for the second (2nd) calendar quarter of 2019 to exceed Five Million Dollars ($5,000,000) or permit its Income to be less than One Dollar ($1) for the third (3rd) calendar quarter of 2019 or any subsequent calendar quarter.

(The remainder of this page is intentionally blank; counterpart signature pages follow)

As amended hereby, the Amended MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Laura Carter
Laura Carter
Authorized Officer

LOANDEPOT.COM, LLC

By:	/s/ Michelle Richardson
Michelle Richardson
Vice President, Treasury

Attached:

Exhibit C – Compliance Certificate

(Counterpart signature page to Tenth Amendment to Master Repurchase Agreement)